Exhibit 1.02

Diodes Incorporated

Conflict Minerals Report

For The Year Ended December 31, 2013

This Conflict Minerals Report (the “Report”) for the year ended December 31, 2013 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). The Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to Conflict Minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain Conflict Minerals which are necessary to the functionality or production of their products. Conflict Minerals are defined as Columbite-tantalite, also known as coltan (the metal ore from which tantalum is extracted), cassiterite (the metal ore from which tin is extracted), wolframite (the metal ore from which tungsten is extracted), gold, or their derivatives; or any other mineral or its derivatives as determined by the Secretary of State to be financing conflicts in the Democratic Republic of the Congo (“DRC”) or adjoining countries.

This Report has not been audited because the circumstances that would require an audit under the Rule are not present, and the Conflict Minerals Report (CMR) is not subject to an independent private sector audit. The report can be found at Diodes’ website at http://diodes.com/pdfs/conflictmineralsreport2013.pdf.

1.	Overview

This Report has been prepared by the management of Diodes Incorporated (herein referred to as “Diodes,” the “Company,” “we,” “us,” or “our”).

We are a leading global manufacturer and supplier of high-quality, application specific standard products within the broad discrete, logic and analog semiconductor markets, serving the consumer electronics, computing, communications, industrial, and automotive markets. Our products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors, power management devices, including LED drivers, AC-DC and DC-DC switching, linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. Our products are sold primarily throughout Asia, North America and Europe.

We design, manufacture and market these semiconductors for diverse end-use applications. Semiconductors, which provide electronic signal amplification and switching functions, are basic building-blocks that are incorporated into almost every electronic device.

Our product portfolio addresses the design needs of advanced electronic equipment, including high-volume consumer devices such as digital media players, smart phones, tablets, notebook computers, flat-panel displays, mobile handsets, digital cameras and set-top boxes. Our product line includes over 9,250 products, and we shipped approximately 41 billion units in 2013.

A review of the Bill of Materials used in our products showed that Conflict Minerals — Gold, Tin, or Tungsten — can be found in all of our products.

The Conflict Minerals status of the products we manufacture, that are subject to the reporting obligations of Rule 13p-1, could not be determined.

We relied upon our direct suppliers to provide information on the origin of Conflict Minerals contained in components and materials supplied to us – including sources of Conflict Minerals that are supplied to them from lower tier suppliers.

Because of our operation size, the complexity of our products, and the depth, breadth, and constant evolution of our supply chain, it is difficult to identify actors upstream from our direct suppliers. Accordingly, we observe and follow a number of industry-wide initiatives as described in section 2 of this Report below.

The statement on Conflict Minerals and our EICC/GeSI Conflict Minerals report are publicly available and can be downloaded from our website at www.diodes.com.

2.	Due Diligence Process

2.1 Design of Due Diligence

Our due diligence measures have been designed to conform to an internationally recognized due diligence framework.

2.2 Management System

In order to respond to external requests for information, a formal Conflict Minerals statement is available on our website at http://diodes.com/pdfs/DiodesIncorporatedStatementOnConflictMinerals.pdf.

Development and implementation of the Conflict Minerals due diligence plan requires engagement of various Diodes’ departments, including, but not limited to, the Engineering, Finance, Legal, Purchasing, and Quality departments. The team of subject matter experts is responsible for implementing our Conflict Minerals compliance strategy and is led by our Quality Systems Manager who acts as the Conflict Minerals Program Manager. Senior management is updated on the results of our due diligence efforts on a regular basis.

Because we do not have a direct relationship with Conflict Mineral smelters and refiners and does not perform or direct audits of these entities within our supply chain, we follow and actively cooperate with the following industry-wide initiatives:

•	The Electronics Industry Citizenship Coalition-Global e-Sustainability Initiative’s (“EICC-GeSI”); and

•	Conflict-Free Sourcing Initiative (“CFSI”).

As a result of this cooperation, we have periodically updated our publicly available Conflict Minerals report (EICC/GeSI report) as well as information retrieved from our suppliers’ Conflict Minerals reports. We also monitor audit results as updated on the CFSI web site at http://www.conflictfreesourcing.org/rcoi-data/. As needed, we have requested updates of received EICC/GeSI reports to be in compliance with the latest revision of the EICC-GeSI reporting template.

We have outlined expectations regarding use of Conflict Minerals in our Corporate Supplier Quality specifications. We engage with all identified Conflict Mineral suppliers to disseminate our requirements to their supply chain.

By the end of 2013, we have identified sixty-eight (68) Conflict Mineral suppliers. We relied upon these suppliers to provide us with information about the sources of Conflict Minerals contained in the components supplied to us. Our suppliers are similarly reliant upon information provided by their suppliers. Many of the largest suppliers are also SEC registrants and subject to the Rule.

3.	Due Diligence Results

We conducted a survey of those suppliers described in this Report using the template developed by the Electronic Industry Citizenship Coalition (“EICC”) and the Global e-Sustainability Initiative (“GeSI”), now known as the CFSI Reporting Template (the “Template”). The Template was developed to facilitate disclosure and communication of information regarding smelters and refiners that provide material to a company’s supply chain. It includes questions regarding a company’s conflict-free policy, engagement with its direct suppliers, and a listing of the smelters and refiners the company and its suppliers use. In addition, the Template contains questions about the origin of conflict minerals included in their products, as well as suppliers’ due diligence. Written instructions and recorded training illustrating the use of the tool are available on EICC’s website. The Template is being used by many companies in their due diligence processes related to Conflict Minerals. By utilizing the Template, we have determined that seeking information about Conflict Mineral smelters and refiners in our supply chain represents the most reasonable effort we can make to determine the locations of origin of Conflict Minerals in our supply chain.

Our suppliers have provided us their EICC and GeSI reporting templates. We reviewed their responses against criteria developed to determine which required further engagement with our suppliers. These criteria included incomplete responses, as well as inconsistencies within the data reported in the templates. We have worked directly with these suppliers to provide revised responses.

Responses included the names of over one hundred and thirty (130) smelters or refiners. Approximately thirty-six percent (36%) of them were identified as certified Conflict-Free when compared to the CFSI list of Conflict-Free smelters or refiners. An additional approximately six percent (6%) were identified as active in the CFSI Conflict-Free Smelter Program. Not all of the remaining facilities could be identified as smelters or refiners. One supplier reported that components supplied to us contained Tin from a Conflict-Free source in the DRC or adjoining countries.

Over ninety percent (90%) of the responses received provided data at a company or divisional level. We are therefore unable to determine whether any of the Conflict Minerals reported by the suppliers were contained in components or parts supplied to us or to validate that any of these smelters or refiners are actually in our supply chain.

List of smelters and refiners

The following list is extracted from EICC and/or GeSI Conflict Minerals report, made publicly available on our website at www.diodes.com on December 5, 2013:

Metal	Smelter or Refiner Facility Name
Gold	Shanghai Gold Exchange
Gold	Aida Chemical Industries Co. Ltd.
Gold	Allgemeine Gold- und Silberscheideanstalt A.G.
Gold	Almalyk Mining and Metallurgical Complex (AMMC)
Gold	AngloGold Ashanti Mineração Ltda
Gold	Argor-Heraeus SA
Gold	Asahi Pretec Corporation
Gold	Asaka Riken Co Ltd
Gold	Aurubis AG
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)
Gold	Caridad
Gold	Chimet SpA
Gold	Chugai Mining
Gold	Codelco
Gold	Dowa
Gold	Heimerle + Meule GmbH
Gold	Heraeus Ltd Hong Kong
Gold	Heraeus Precious Metals GmbH & Co. KG
Gold	Heraeus Zhaoyuan Precious Metal Materials Co.,Ltd.
Gold	Ishifuku Metal Industry Co., Ltd.
Gold	Johnson Matthey Inc
Gold	Johnson Matthey Limited
Gold	JX Nippon Mining & Metals Co., Ltd
Gold	London Bullion Market Association
Gold	LS-Nikko Copper Inc
Gold	Materion
Gold	Matsuda Sangyo Co. Ltd
Gold	Metalor Technologies (Hong Kong) Ltd
Gold	Metalor Technologies SA
Gold	Metalor USA Refining Corporation
Gold	Mitsubishi Materials Corporation
Gold	Mitsui Mining and Smelting Co., Ltd.
Gold	Navoi Mining and Metallurgical Combinat
Gold	Nihon Material Co. LTD
Gold	Ningbo Kangqiang
Gold	Ohio Precious Metals LLC.
Gold	Rand Refinery (Pty) Ltd
Gold	Royal Canadian Mint
Gold	SEMPSA Joyeria Plateria SA
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd
Gold	Solar Applied Materials Technology Corp.
Gold	Tanaka Kikinzoku Kogyo K.K.
Gold	The Refinery of Shandong Gold Mining Co. Ltd
Gold	Tokuriki Honten Co. Ltd
Gold	Umicore SA Business Unit Precious Metals Refining
Gold	United Precious Metal Refining, Inc.
Gold	Valcambi SA
Gold	Western Australian Mint trading as The Perth Mint
Gold	Xstrata Canada Corporation
Gold	Yokohama Metal Co Ltd
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation
Tin	American Iron and Metal
Tin	Bangka
Tin	Chengfeng Metals Co Pte Ltd
Tin	China Tin Smelter Co. Ltd.
Tin	Cookson
Tin	Cookson Alpha Metals(Shenzhen)Co.Ltd
Tin	CV Duta Putra Bangka
Tin	CV JusTindo
Tin	CV Makmur Jaya
Tin	CV Nurjanah
Tin	CV Serumpun Sebalai
Tin	CV United Smelting
Tin	EM Vinto
Tin	Feinhütte Halsbrücke GmbH
Tin	Geiju Non-Ferrous Metal Processing Co. Ltd.
Tin	Gejiu Zi-Li
Tin	Gold Bell Group
Tin	Huaxi Guangxi Group

Metal	Standard Smelter Names
Tin	Indonesian State Tin Corporation Mentok Smelter
Tin	Jiangxi Nanshan
Tin	Kaimeng(Gejiu) Industry and Trade Co., Ltd.
Tin	Kupol
Tin	Liuzhou China Tin
Tin	Malaysia Smelting Corporation (MSC)
Tin	Metallo Chimique
Tin	Mineração Taboca S.A.
Tin	Minsur
Tin	Mitsubishi Materials Corporation
Tin	OMSA
Tin	PT Alam Lestari Kencana
Tin	PT Artha Cipta Langgeng
Tin	PT Babel Inti Perkasa
Tin	PT Babel Surya Alam Lestari
Tin	PT Bangka Kudai Tin
Tin	PT Bangka Putra Karya
Tin	PT Bangka Timah Utama Sejahtera
Tin	PT Belitung Industri Sejahtera
Tin	PT BilliTin Makmur Lestari
Tin	PT Bukit Timah
Tin	PT Eunindo Usaha Mandiri
Tin	PT Fang Di MulTindo
Tin	PT HP Metals Indonesia
Tin	PT Koba Tin
Tin	PT Mitra Stania Prima
Tin	PT Refined Banka Tin
Tin	PT Sariwiguna Binasentosa
Tin	PT Stanindo Inti Perkasa
Tin	PT Sumber Jaya Indah
Tin	PT Tambang Timah
Tin	PT Timah
Tin	PT Timah Nusantara
Tin	PT Tinindo Inter Nusa
Tin	PT Yinchendo Mining Industry
Tin	Novosibirsk Integrated Tin Works
Tin	Thaisarco
Tin	Traxys
Tin	Heraeus Precious Metals GmbH & Co. KG
Tin	Yunnan Chengfeng
Tin	Yunnan Tin Company Limited
Tin	Zhejiang Huangyan Xinqian Electrical Parts Factory
Tungsten	Alldyne Powder Technologies
Tungsten	Alta Group
Tungsten	Chaozhou Xianglu Tungsten IND Co., LTD.
Tungsten	DAYU WEILIANG TUNGSTEN CO.,LTD
Tungsten	Ganzhou Grand Sea W & Mo Group Co Ltd
Tungsten	GANZHOU HONGFEI W&Mo MATERIALS CO.,LTD.
Tungsten	Ganzhou Huaxing Tungsten
Tungsten	Jiangxi Rare Earth & Rare Metals Tungsten Group Corp
Tungsten	Global Tungsten & Powders Corp
Tungsten	HC Starck GmbH
Tungsten	Hunan Chun-chang Non-ferrous Smelting & Concentrating Co., Ltd.
Tungsten	Jada Electronic limited (JX Nippon Mining&Matel Co., Ltd)
Tungsten	Jiangxi Tungsten Industry Group Co Ltd
Tungsten	Kanto Denka Kogyo Co., Ltd.
Tungsten	Nanchang Cemented Carbide Limited Liability Company
Tungsten	NingHua XingLuoKeng TungSten Mining CO.,LID
Tungsten	Plansee
Tungsten	Sumitomo Metal Mining Co. Ltd.
Tungsten	Wolfram Company CJSC
Tungsten	Xiamen Honglu Tungsten Molybdenum Industry Co., Ltd.
Tungsten	Xiamen Tungsten Co Ltd
Tungsten	Zhuzhou Cemented Carbide Group Co Ltd

Countries of origin of the conflict minerals these facilities process are believed to include:

American Samoa, Australia, Austria, Belgium, Bolivia, Brazil, Canada, Chile, China, France, Germany, Hong Kong, Indonesia, Italy, Japan, Republic of Korea, Malaysia, Mexico, Peru, Philippines, Russian Federation, South Africa, Spain, Switzerland, Taiwan, Thailand, United Kingdom, United States and Uzbekistan.

4.	Steps to be Taken to Mitigate Risks

We intend to take the following steps to improve the due diligence conducted to further mitigate any risk that the necessary Conflict Minerals in our products could benefit armed groups in the DRC or adjoining countries:

a. Review vendor reports, covering purchased raw materials that could potentially contain Conflict Minerals and expand the number of suppliers requested to supply information; and

b. Engage with suppliers and direct them to training resources in an attempt to improve the contents of the suppliers’ survey responses.